Vicor Corporation Financial Results for the Second Quarter Ended June 30, 2006

ANDOVER, MA -- 07/24/2006 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter ended June 30, 2006.

Revenues for the quarter increased 10.4% to $49,210,000 compared to $44,579,000 for the corresponding period a year ago. Net income for Q2 was $2,874,000, or $.07 per diluted share compared to net income of $89,000, or $.00 per diluted share, in Q2 2005.

For the six months ended June 30, 2006 revenues increased to $97,082,000 from $87,759,000 for the same period of 2005. The Company reported net income for the period of $5,950,000, or $.14 per diluted share compared to net income of $128,000 or $.00 per diluted share in 2005.

Gross margin improved to 42.9% in Q2 2006 from 34.9% in Q2 2005. The book-to-bill ratio for Q2 2006 was 0.86:1 as compared to 1.17:1 in Q1 2006. Backlog at the end of Q2 2006 was $39.4 million as compared to $38.6 million at the end of 2005.

In Q2 2006, the Company recorded $172,000 for expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R).

Commenting on the second quarter, Vicor's CEO Patrizio Vinciarelli noted: "Demand slowed in Q2. Several significant orders due to be booked in Q2 were delayed and the base level business, consisting of smaller accounts and orders, also suffered from lackluster performance. This caused a disappointing book-to-bill ratio and shipment levels that were short of our expectations."

Vinciarelli went on to say: "While customers are saying that their orders have only slipped by a few months, there is no denying that the level of economic activity and capital equipment spending has deteriorated. Given a highly volatile environment, time will tell if the sudden change of climate reflects a brief inventory correction or a more protracted slowdown."

"Aside from delayed orders, Q2 was also characterized by margins falling short of our expectations due to product mix. Subject to increasing demand, we expect planned productivity improvements to support a resumption of incremental quarterly expansion in margins and overall profitability. Given the potential that is enabled by our technology, we are continuing to invest in products and capacity for V-I Chip and Picor while also exploring new opportunities that will leverage Vicor's traditional products and channels."

Depreciation and amortization in Q2 was $3.3 million and capital additions were $1.4 million. For the first six months of 2006 depreciation and amortization was $7.3 million and capital additions were $3.0 million. This compares to $8.7 million and $2.6 million, respectively for the first six months of 2005. Cash and short and long-term investments increased by approximately $3.3 million in Q2, to $125.6 million from $122.3 million at the end of Q1 2006. During the quarter the Company repurchased 168,200 shares, for approximately $2.9 million. During the first six months of 2006 the Company has repurchased 287,700 shares, for approximately $4.9 million. At the end of Q2 2006 there was approximately $14.5 million remaining in the authorized stock buy-back plan.

In 2006, the tax provision is based on an estimated effective tax rate for 2006. In 2005, the tax provision included estimated income taxes for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for the Federal alternative minimum tax and for estimated income taxes due in various state and international taxing jurisdictions.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, July 24, 2006 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 800-688-0796 at approximately 4:50 p.m. and use the Passcode 62838632. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through August 7, 2006. The replay dial-in number is 888-286-8010 and the Passcode is 34291555. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

                            VICOR CORPORATION

                   CONSOLIDATED STATEMENT OF OPERATIONS
                 (Thousands except for per share amounts)

                                      QUARTER ENDED      SIX MONTHS ENDED
                                        (Unaudited)         (Unaudited)
                                    ------------------  ------------------
                                    JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,
                                      2006      2005      2006      2005
                                    --------  --------  --------- --------

Net revenues                        $ 49,210  $ 44,579  $  97,082 $ 87,759
Cost of revenues                      28,101    29,000     54,871   55,135
                                    --------  --------  --------- --------
   Gross margin                       21,109    15,579     42,211   32,624

Operating expenses:
   Sales & administration             11,657    10,137     22,571   20,241
   Research & development              8,028     7,380     15,570   14,476
   Gain from litigation-related
    settlement, net                        0    (2,250)         0   (2,250)
                                    --------  --------  --------- --------
     Total operating expenses         19,685    15,267     38,141   32,467

Income from operations                 1,424       312      4,070      157
                                    --------  --------  --------- --------

Other income (expense), net            1,409       183      2,469      677
                                    --------  --------  --------- --------

Income before income taxes             2,833       495      6,539      834

(Benefit) provision for income
 taxes                                   (41)      406        589      706
                                    --------  --------  --------- --------

Net income                          $  2,874  $     89  $   5,950 $    128
                                    ========  ========  ========= ========

Net income per share:
   Basic                            $   0.07  $   0.00  $    0.14 $   0.00
   Diluted                          $   0.07  $   0.00  $    0.14 $   0.00

Shares outstanding:
   Basic                              42,144    41,795     42,046   41,888
   Diluted                            42,482    41,938     42,433   42,027

                            VICOR CORPORATION

                        CONSOLIDATED BALANCE SHEET
                                (Thousands)

                                                JUNE 30,        DEC 31,
                                                  2006           2005
                                               (Unaudited)    (Unaudited)
                                              =============  =============
Assets

Current  assets:
   Cash and cash equivalents                  $      30,348  $      34,024
   Short-term investments                            95,214         88,692
   Accounts receivable, net                          30,288         28,072
   Inventories, net                                  19,924         17,168
   Deferred tax assets                                2,673          2,673
   Other current assets                               2,945          2,518
                                              -------------  -------------
      Total current assets                          181,392        173,147

Long-term investments                                     0          3,348
Property and equipment, net                          55,207         59,114
Other assets                                          8,416         10,146
                                              -------------  -------------

                                              $     245,015  $     245,755
                                              =============  =============

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                           $       8,372  $       8,741
   Accrued compensation and benefits                  5,719          4,583
   Other accrued liabilities                         11,882          9,438
                                              -------------  -------------
      Total current liabilities                      25,973         22,762

Deferred income taxes                                 3,258          3,172
Minority interests                                    3,335          3,031

Stockholders' equity:
   Capital stock                                    158,055        152,122
   Retained earnings                                170,270        175,660
   Treasury stock                                  (115,876)      (110,992)
                                              -------------  -------------
      Total stockholders' equity                    212,449        216,790
                                              -------------  -------------

                                              $     245,015  $     245,755
                                              =============  =============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439